Nancy H. Badeer

Head of Insurance Products Law

Associate General Counsel

285 Madison Avenue

New York, NY 10017

T: 980-949-3600

April 7, 2026

Board of Directors

Brighthouse Life Insurance Company

1209 Orange Street

Wilmington, DE 19801

Re:	Opinion of Counsel

Brighthouse Life Insurance Company (the “Company”)

Post-Effective Amendment No. 1

to the Registration Statement on Form N-4

File No. 333-290022

Brighthouse Separate Account Eleven for Variable Annuities (the “Separate Account”)

Post-Effective Amendment No. 19

to the Registration Statement on Form N-4

File Nos. 333-152194 and 811-21262

Ladies and Gentlemen:

I am Head of Insurance Products Law and an Associate General Counsel with the Company in the Legal and Compliance Department and provide legal counsel to the Company. This opinion is furnished in connection with (i) the Separate Account’s Registration Statement on Form N-4 filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 (the “Investment Company Act”) (File nos. 333-152194 and 811-21262), and (ii) the Company’s Registration Statement on Form N-4 filed with the Securities Exchange and Commission pursuant to the Securities Act of 1933 (File no. 333-290022). The Registration Statements pertain to Gold Track and Gold Track Select, the group and individual variable and fixed annuity contracts issued by the Company and the Separate Account (the “Contracts”).

In connection with my opinion, I have made such examination of law and examined such records of the Company and other documents as in my judgment are necessary or appropriate to render the opinion expressed below.

I am of the following opinions:

1.  The Company is a stock life insurance company duly organized and validly existing under the laws of the State of Delaware and has been duly authorized to do business and to issue annuity contracts by the Insurance Commissioner of the State of Delaware.

2.  The Separate Account is a separate investment account of the Company duly organized and validly existing pursuant to the laws of the State of Delaware and is a Unit Investment Trust as that term is defined in Section 4(2) of the Investment Company Act, and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Investment Company Act.

3.  The Contracts covered by the above Registration Statements, and all amendments relating thereto, when delivered and when the first purchase payment made by an owner all in accordance with the prospectuses included in the Registration Statements and in compliance with the applicable local law, will constitute legal, valid, and binding obligations of the Company in accordance with its terms.

4.   Assets of the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct.

I hereby consent to the use of this opinion letter, or a copy thereof, as an exhibit to the Registration Statements.

Sincerely,

/s/ Nancy H. Badeer

Nancy H. Badeer
Head of Insurance Products Law
Associate General Counsel